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	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Eric E. Kinneberg (602) 366-7994
Freeport-McMoRan Announces
Expiration of Consent Solicitations

PHOENIX, AZ, September 28, 2016 - Freeport-McMoRan Inc. (NYSE: FCX) announced today the expiration of the previously announced consent solicitations by it and its wholly owned subsidiaries, Freeport-McMoRan Oil & Gas LLC (FM O&G) and FCX Oil & Gas Inc. (FCX O&G). The consent solicitations expired at 5:00 p.m., New York City time, on September 28, 2016. As of the expiration time, FCX, FM O&G and FCX O&G had not received the consent of holders of at least a majority in aggregate principal amount outstanding of each series of notes subject to the consent solicitations. As a result, no consent fees will be paid and FCX plans to merge FM O&G into FCX prior to completing its previously announced Deepwater Gulf of Mexico sale transaction.
FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets. FCX is the world's largest publicly traded copper producer.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America. Additional information about FCX is available on FCX's website at "fcx.com."

Cautionary Statement Regarding Forward-Looking Statements:  This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as expectations related to FCX’s plans to merge FM O&G into FCX and the consummation of the Deepwater Gulf of Mexico sale transaction. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include the ability of the parties to satisfy closing conditions to consummate the Deepwater Gulf of Mexico sale transaction and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX’s subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward looking statements.

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